Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
Contacts:
Derek K. Cole
Director, Investor Relations
303-464-3986
derek.cole@myogen.com
DR. JUDITH A. HEMBERGER APPOINTED TO MYOGEN BOARD OF DIRECTORS
Denver, Colorado, November 16, 2005 — Myogen, Inc. (Nasdaq: MYOG) announced today that Judith A. Hemberger, Ph.D. has been appointed to the Company’s Board of Directors. Dr. Hemberger is Executive Vice President and Chief Operating Officer of Pharmion Corporation.
“We are extremely pleased that Dr. Hemberger has agreed to join the Myogen Board of Directors,” stated J. William Freytag, President and CEO of Myogen. “Dr. Hemberger brings over 25 years experience in global regulatory and medical affairs in the pharmaceutical industry to help guide Myogen’s future growth. We believe she will be a great asset to the Company’s Board and its stockholders.”
Prior to co-founding Pharmion, Dr. Hemberger worked as a consultant to various healthcare companies. During this period, she also served as a Senior Vice President of Business Development at AVAX Technologies, Inc., a vaccine technology company. From 1979 through 1997, Dr. Hemberger worked at Marion Laboratories and successor companies Marion Merrell Dow and Hoechst Marion Roussel. She led a number of strategic functions, including Professional Education, Global Regulatory Affairs, Global Medical Affairs, and Commercial Development. Her final role in the company was Senior Vice President of Global Drug Regulatory Affairs. Dr. Hemberger currently serves on the Board of Directors of Pharmion Corporation, PRA International, Perrigo Company and Renovis, Inc.
About Myogen
Myogen is a biopharmaceutical company focused on the discovery, development and commercialization of small molecule therapeutics for the treatment of cardiovascular disorders. Myogen currently has two product candidates in late-stage clinical development: ambrisentan for the treatment of patients with pulmonary arterial hypertension (PAH) and darusentan for the treatment of patients with resistant hypertension. The Company, in conjunction with Novartis, also conducts a target and drug discovery research program focused on the development of disease-modifying drugs for the treatment of chronic heart failure and related cardiovascular disorders. Please visit our website at www.myogen.com.
Safe Harbor Statement
This press release contains forward-looking statements that involve significant risks and uncertainties, including summary statements relating to Myogen’s future growth. Actual results could differ materially from those projected and the Company cautions investors not to place undue reliance on the forward-looking statements contained in this release.
Additional risks and uncertainties relating to the Company and its business can be found in the “Risk Factors” section of Myogen’s Form 10-K for the year ended December 31, 2004 and Myogen’s reports on Form 10-Q and Form 8-K. It is Myogen’s policy to only update or reconfirm its public guidance by issuing a press release or filing a periodic or current report with the Securities and Exchange Commission. The Company generally plans to provide guidance as part of its annual and quarterly earnings releases but reserves the right to provide guidance at different intervals or to revise its practice in future periods. All information in this press release is as of December 16, 2005. Myogen undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.
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